UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	000-51239	30-0288470

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

25 Park Street, Rockville, CT	06066

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 291-3600
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02(a). Termination of a Material Definitive Agreement.
(1) The Registrant’s subsidiary, Rockville Bank (the “Bank”), amended and then terminated the Rockville Bank Phantom Stock Plan (the “Plan”) on December 13, 2005. The Plan had provided for benefits for certain executive officers and directors of the Bank designated by the Human Resources Committee of its Board of Directors. The termination of the Plan had been anticipated, as disclosed in the Registrant’s Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on March 29, 2005. In that Registration Statement, the Registrant had disclosed that the Bank intended to terminate its Phantom Stock Plan on or before December 31, 2005 in accordance with a guidance issued by the Internal Revenue Service (the “IRS”) with respect to compliance with new Section 409A of the Internal Revenue Code of 1986, as amended. The Section 409A guidance issued by the IRS includes certain transition rules described in Notice 2005-1 to ameliorate the impact of Section 409A on nonqualified deferred compensation arrangements such as the Plan. The transition rules allow for termination of the Plan in 2005 and the distribution of benefits to participants in 2005.
(2) The Plan was adopted by Rockville Bank effective January 1, 2004 and created hypothetical or “phantom” shares valued in accordance with independent appraisals of Rockville Bank from time to time. If the value of a phantom share increased from year to year, the participants in the Plan earned a benefit, subject to vesting requirements, equivalent to the increase in value of the phantom shares allocated to their accounts; however, the value of a participant’s phantom shares could not increase more than 20% nor decrease more than 10% in any one year.
The Plan provided for an “Option” type of phantom share and a “Retirement” type. Any increase in value of an Option phantom share awarded under the Plan was to be paid in a lump sum on the fifth anniversary of the grant of such phantom share. With respect to Retirement phantom shares, a participant whose employment was terminated after retirement age was to be paid a benefit equal to the increase in value of the retirement phantom shares. If a participant terminated before retirement age, the participant was entitled to a benefit with respect to his or her Retirement phantom shares only if he or she had completed five years of service. The value of any benefit with respect to Retirement phantom shares was determined as of the end of the year preceding the participant’s termination. The Retirement phantom share benefit for any participant whose employment was terminated prior to retirement age was not paid until the participant reached retirement age unless the participant’s employment was terminated on account of death or disability, in which case any increase in value of the retirement phantom shares was paid at the time of death or disability, regardless of the number of years of service completed prior to death or disability.
In connection with its termination, the Plan was amended effective December 13, 2005, such that a) the appreciation in value of the participants’ accounts for 2005 was seven percent (7%); b) an additional retirement award equal to fifty percent (50%) of the dollar amount of the total appreciation in all Option phantom shares made since the effective date of the Plan was allocated in equal shares to all Directors participating in the Plan; c) the Retirement phantom shares of each participant were determined to be fully (100%)

vested and the Option phantom shares of each participant to be fifty percent (50%) vested; and d) the Plan, as amended, was terminated effective as of December 13, 2005, with the benefits with respect to all vested Option and Retirement phantom shares to be distributed to participants in the Plan in a cash lump sum on or before December 31, 2005.
(3) In accordance with the termination of the Plan, the participants will be paid a lump sum benefit in 2005 totaling $1,470,910 in the aggregate, of which $1,277,716 has already been expensed by the Bank through September 30, 2005. The following table sets forth certain information as to the total remuneration to be paid in 2005 by the Bank in terminating the Plan to each of the members of the Registrant’s Board of Directors and to the Registrant’s President and Chief Executive Officer and the four other most highly compensated executive officers of the Registrant and the Bank for the year ending December 31, 2004.

Name	Title	Plan termination payment
Michael A. Bars	Director	$18,599
C. Perry Chilberg	Director	$18,599
David A. Engelson	Director	$18,599
Albert J. Kerkin, Jr.	Director	$18,599
Raymond H. Lefurge, Jr.	Director	$18,599
Stuart E. Magdefrau	Director	$18,599
Thomas S. Mason	Director	$18,599
Peter F. Olson	Director	$18,599
Betty R. Sullivan	Director	$18,599
William J. McGurk	President/CEO	$568,852
Joseph F. Jeamel, Jr.	Chief Operating Officer	$319,287
Charles J. DeSimone, Jr.	SVP/Senior Lending Officer	$54,713
Richard Trachimowicz	SVP/Retail Banking	$73,357
Ratna Ray	SVP/Chief Information Officer	$69,779
     (4) There were no material termination penalties incurred by the Registrant or the Bank.
Item 9.01. Financial Statements and Exhibits
(a) Not Applicable
(b) Not Applicable
(c) Exhibits

Number	Description
99.1	Phantom Stock Plan (incorporated herein by reference to Exhibit 10.8 to the Form S-1 Registration Statement filed for Rockville Financial, Inc. with the Commission on December 17, 2004)
99.2	Resolutions with respect to the Amendment of Phantom Stock Plan on and as of December 13, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2005	ROCKVILLE FINANCIAL, INC. Registrant
	By:	/s/ Gregory A. White
Gregory A. White
Senior Vice President/ Chief Financial Officer